Appendix 12

CODE OF ETHICS

I.INTRODUCTION

High ethical standards are essential for the success of Altrinsic and to maintain the confidence of clients and investors (“clients”) in funds it manages. Altrinsic’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of Altrinsic, including members, directors, officers and employees, must put the interests of Altrinsic’s clients before their own personal interests and must act honestly and fairly in all respects in dealing with clients. All personnel of Altrinsic must also comply with all applicable Federal Securities Laws.

In recognition of Altrinsic’s fiduciary duty to its clients and Altrinsic’s desire to maintain high ethical standards, Altrinsic has adopted this Code of Ethics (“Code”) pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “’40 Act”). The Code contains provisions designed to (1) prevent improper personal trading by Access Persons of Altrinsic; (2) prohibit the misuse of inside information;

(3)identity conflicts of interest; and (4) provide a means to resolve any actual or potential conflict of interest.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by Altrinsic. If any member, director, officer or employee has any doubt as to the propriety of any activity, they should consult with Compliance, which is charged with the administration of this Code.

II.DEFINITIONS

Access Person means any Supervised Person (i) who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding portfolio holdings of any client and Reportable Fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are non-public).

All Supervised Persons are considered Access Persons, except where Compliance has determined that a non-employee director should be deemed not to be an Access Person. Ifa determination is made that a non-employee director should not be deemed to be an Access Person under this Code, Compliance will document the basis for suchdetermination.

NOTE: A comprehensive list of all Access Persons and Personal Accounts will be maintainedand updated as needed by Compliance.

Automatic Investment Plan means a program in which regular, periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership means ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee. Beneficial Ownership specifically includes any security or account in which the employee or any Family Member holds a direct or indirect Beneficial Interest or retains voting power (or the ability to direct such a vote) or investment power (which includes the power to acquire or dispose or the ability to direct the acquisition or disposition of a security or securities accounts), directly or indirectly (e.g., by exercising a power of attorney or otherwise).

Beneficial Interest means an interest whereby a person can, directly or indirectly, control the disposition of a security or derive a monetary, pecuniary or other right or benefit from the purchase, sale or ownership of a security (e.g., interest payment or dividends).

Family Member means the spouse, child, parent, sibling or other relative (whether related by blood, marriage or otherwise) of an employee, who either resides with, or is financially dependent upon the employee, or whose investments are controlled by that person. The term also includes any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the employee, such as a domestic partner or spousal equivalent and any person considered a “significant other”.

Federal Securities Laws means the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of2002, as amended (“SOX”) the ’40 Act, the Advisers Act, Title V of Gramm-Leach Bliley Act, as amended (“GLB”), any rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act (“BSA”) as it applies to investment advisers and funds, and any rules adopted thereunder by the SEC or by theDepartment of Treasury.

Initial Public Offering means an offering of securities under the Securities Act, the issuer of which, immediately before registration, was not subject to the reporting requirements of §13 or §15(d) of the Exchange Act.

Limited Offering means an offering that is exempt from registration pursuant to §4(d) or §4(6) orto Rules 504, 505 or 506 of the Securities Act.

Personal Account means any account in which an Access Person or a Family Member has any Beneficial Ownership. A Personal Account includes an account maintained by or for:

ξAn Access Person’s spouse/domestic partner and minor children;

ξAny individuals who live in the Access Person’s household and over whose purchases,sales or other trading activities the Access Person exercises control or investment discretion;

ξAny persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

ξAny trust or other arrangement which names the Access Person as a beneficiary, remainderman or trustee; and

ξAny partnership, corporation or other entity in which the Access Person has a 25%or greater beneficial interest, or in which the Access Person exercises effective control.1

Reportable Security means every security as defined in §202(a)(18) of the Advisers Act in which an employee or a Family Member has a Beneficial Ownership or other Beneficial Interest except that it does not include:

1.Direct obligations of the Government of the United States;

2.Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3.Shares issued by money market funds;

4.Shares issued by open-ended funds other than Reportable Funds;

5.Shares issued by unit investment trusts that are invested exclusively in one or more open-ended funds, none of which are Reportable Funds; and

6.Cryptocurrencies or digital currencies, such as Bitcoin and Ethereum, which are virtual or digital representations of value. However, a virtual token offered in an initial or digital coin offering will be deemed a Reportable Security for purposes of this Code and will be subject to preclearance requirements pursuant to §IV(A)(4) below.

Reportable Fund means any registered investment company for which Altrinsic serves as investment adviser, sub-adviser, or whose investment adviser or principal underwriter controls Altrinsic, is controlled by Altrinsic or is under common control with Altrinsic.

Restricted Security means any security that is listed on Altrinsic’s Restricted List.

Supervised Person means any member, officer, director, or employee of Altrinsic, or other person who provides investment advice on behalf of Altrinsic and is subject to the supervision and control of Altrinsic.

III.APPLICABILITY OF CODE

The Code applies to all Personal Accounts of all Access Persons and their Family Members.

IV. RESTRICTIONS ON PERSONAL INVESTMENT AND OTHER ACTIVITIES

A.PERSONAL TRADING

1.General. It is the responsibility of each Access Person to ensure that each security transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable Federal Securities Laws. Personal securities transactions by Access Persons may be effected only in accordance with the provisions ofthis Code.

2.General Prohibition on Personal Trading. Except for sale transactions in Reportable Securities that have been pre-cleared pursuant to §IV(A)(4) below, Access Persons are prohibited from engaging in purchases in Reportable Securities except for Exchange Traded Fund (“ETFs”), closed-ended funds, and Master Limited Partnerships (“MLPs”), which must be pre-cleared pursuant to §IV(A)(4) below. This prohibition includes the acquisition of Beneficial Ownership of Reportable Securities offered through Initial Public Offerings (“IPO”s), Limited Offerings and Initial Coin Offerings (“ICO”s).

1The limited partnerships for which Altrinsic serves as general partner and/or investment adviser will not be treated as a Personal Account. For purposes of the Code, the limited partnerships will be treated as client/investor accounts.

3.Duplicate Statements and Confirmations for Personal Account(s). Each Access Person, other than a non-employee director that has been determined is not an Access Person for the purposes of this Code, is required to instruct his/her broker dealer or financial institution that maintains accounts which hold or may hold Reportable Securities for the BeneficialOwnership of the Access Person, to send no less frequently than quarterly, duplicate statements and confirmations for the accounts to Compliance.

4.Pre-clearance of Transactions in Personal Account(s). An Access Person must obtain the prior written approval from Compliance before engaging in any transaction involving the (1) disposition or sale of any Reportable Security held in a Personal Account prior to the Access Person’s date of hire or (2) purchase or sale of ETFs, closed-ended funds or MLPs. Such transactions include the dispositions of Reportable Securities through IPOs, Limited Offerings and virtual currency tokens offered in an initial or digital coin offering (ICOs or token sales).

Compliance may approve the transaction if it is concluded that the transaction wouldcomply with the provisions of this Code, is not likely to have any adverse economic impact on clients, and the security is not a Restricted Security. A request for pre-clearance must be made by completing the Pre-Clearance Form (Attachment 1) and submitting it to Compliance inadvance of the contemplated transaction.

Any approval given under this paragraph will remain in effect for twenty-four (24) hours from the time it is granted unless otherwise expressly stated.

5.Exception from Pre-Clearance Requirements. The requirements of §IV(A)(4) above shallnot apply to the following:

a.Purchases and sales of Reportable Securities which are part of an AutomaticInvestment Plan;

b.Purchases and sales of Reportable Securities that are non-volitional on the part ofthe Access Person such as sales that are made pursuant to a merger, tender offer or exercise of rights;

c.Purchases and sales of Reportable Securities effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (e.g., blind trust, discretionary account, trust managed by third party, etc.)

d.Any other trading arrangements that have been approved as an exception by executive management.

6.Reporting.

a.Holdings Reports.

i.Initial Holdings Report – No later than ten (10) days after commencement of employment with Altrinsic or otherwise becoming an Access Person, each Access Person must submit to Compliance a signed and dated Initial Employee Questionnaire (Attachment 2). The sections of the Initial Employee Questionnaire relating to personal securities holdings must contain the following information (current as of a date not more than 45 days prior to the date of the report):

a)The title, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

b)The name of any broker-dealer or financial institution with which the Access Person maintains a Personal Account; and

c)The date that the report is submitted by the Access Person.

In lieu of listing the title, number of shares, and principal amount of each Reportable Security, the Access Person may provide brokerage or account statements provided they contain the same information required to be reported in the Initial Holdings Report.

ii.Annual Holdings Report – No later than thirty (30) days after calendaryear-end, each Access Person must submit to Compliance a signed and dated Annual Holdings/Activities Report (Attachment 3). The Annual Holdings/Activities Report must contain the following information (current as of a date not more than 45 days prior to the date of the report):

a)The title, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

b)The name of any broker-dealer or financial institution with which the Access Person maintains a Personal Account; and

c)The date that the report is submitted by the Access Person.

Provided the Access Person has instructed his/her broker dealer or financial institution to send, no less frequently than quarterly, duplicate statements and confirmations directly to Compliance, the Access Person will not be required to provide the information required under §IV(A)(6)(a)(ii)(a) above.

b.Quarterly Transaction Reports – No later than thirty (30) days after the end ofeach calendar quarter, each Access Person must submit a Quarterly Report of Personal Account(s) Transactions (Attachment 4) to Compliance listing all transactions during the previous calendar quarter in a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership. If an Access Person effected no transactions in Reportable Securities during the previous calendar quarter but maintains Personal Accounts, he/she is required to submit a report indicating that there were no transactions.

c.Exceptions to Reporting Requirements.

i.An Access Person need not submit any transaction reports with respect to transactions effected in Reportable Securities held in accounts over whichthe Access Person has no direct influence or control;

ii.An Access Person need not submit any transaction reports with respect to transactions effected pursuant to an Automatic Investment Plan; and

iii.An Access Person need not submit any transaction reports with respect to transactions effected in Reportable Securities provided the Access Person has instructed his/her broker dealer or financial institution to send, no less frequently than quarterly, duplicate statements and confirmations to Compliance.

7.Confidentiality. All reports of personal securities transactions filed pursuant to the Code shall be treated as confidential to the extent permitted by law.

B.OUTSIDE BUSINESS ACTIVITIES

1.Service on Boards of Directors. A Supervised Person shall not serve as director (or similar position) on the board or as an officer of any company, public or private, unless the Supervised Person has received written approval from the Chief Compliance Officer and Altrinsic has adopted policies to address such service as needed.

Any non-employee director is not required to obtain approval to serve as set forth abovebut must report such service to Compliance.

2.Outside Employment. Any outside employment of a Supervised Person must be approved by Compliance.

3.Confidentiality. All reports of outside business activities filed pursuant to the Code shall be treated as confidential to the extent permitted by law.

C.BUSINESS GIFTS AND ENTERTAINMENT

1.Gifts. Supervised Persons, other than any non-employee director who is not acting on behalf of Altrinsic, are prohibited from accepting or giving gifts greater than $175 in value, in the aggregate, annually, from or to any person or company that does business with or is seeking to do business with Altrinsic, or an investment company or a private investment vehiclemanaged by Altrinsic.

Promotional items of nominal value that display a company logo are not deemed to be gifts. In addition, gifts for milestones are permissible, if of a nominal value.

Gifts of cash (or equivalents, such as gift certificates), securities, loans to or from a person or company with whom Altrinsic has a potential or actual business relationship, areexpressly prohibited.

2.Entertainment. Unsolicited business entertainment, including meals or tickets tocultural, sporting or other events, are permitted if they are of reasonable value and frequency. Business entertainment means being accompanied by the representative of the business (whether it is Altrinsic entertaining a client or a company which conducts, or wishes to conduct, businesswith Altrinsic).

Gifts and entertainment must be reported to Compliance and logged in Altrinsic’s Gifts and Entertainment Log.

D.POLITICAL CONTRIBUTIONS

It is the policy and business standards of Altrinsic to conduct all of its business activity in a sound and ethical manner. Altrinsic may, from time to time, provide or seek to provide investment supervisory services to certain government entities, which may include foreign government entities as well as US government entities and state and local government entities. Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, Supervised Persons are prohibited from considering Altrinsic’s current or anticipated business relationships as a factor in soliciting political contributions. SupervisedPersons

(including a spouse or other dependent family member) may make direct or indirect political contributions (including, without limitation, any monetary donation regardless of value, gift or entertainment regardless of value as well as in-kind contributions) or other campaign contributions to individuals or organizations only with the prior written approval of Compliance.

1.Initial Report of Political and Campaign Contributions. Prior to the commencement of employment with Altrinsic, each Supervised Person must submit to Compliance a signedand dated Initial Report of Political and Campaign Contributions (Attachment 5) outlining direct or indirect political contributions within the past two (2) years.

2.Political Contribution Pre-Clearance. Prior to making any political or other campaign contribution, a request must be made by completing the Political ContributionPre-Clearance Form (Attachment 6) and submitting it to Compliance. Compliance will determine whether such contribution may substantially or materially interfere with the employee’s bona fide job performance or the working relationship between the employee andAltrinsic.

3.Quarterly Report of Political and Campaign Contributions. No later than thirty (30)days after the end of each calendar quarter, each Access Person must submit a Quarterly Report of Political and Campaign Contributions (Attachment 7) to Compliance.

4.Confidentiality. All reports of political and other campaign contributions filed pursuant to the Code shall be kept confidential to the extent permitted by law.

The requirements of this section do not apply to any non-employee director who is notinvolved in the solicitation or marketing of services to government entities for Altrinsic Global Advisors, LLC.

V.INSIDER TRADING A. STATEMENT OF POLICY

Persons associated with Altrinsic (including but not limited to shareholders, partners, members, officers, directors, employees, consultants and independent contractors) are prohibited from trading, either personally or on behalf of others, including client accounts managed by Altrinsic (“client accounts”), in any security or security-based derivative position on the basis of material, non-public information in violation of the law. In addition, persons associated with Altrinsic are prohibited from communicating material, non-public information to any person (including Altrinsic’s personnel) in violation of the law. This prohibited conduct is frequently referred to as “insider trading”. Altrinsic’s policy applies to Altrinsic and persons associated with Altrinsic. It extends to activities within and outside their duties at Altrinsic. Any questions regarding this policy should be referred to Compliance.

The term “insider trading” is not defined in Federal Securities Laws, but generally is used to refer to the use of material, non-public information to trade in securities (whether or not one is an “insider”) or to communications of material, non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

ξTrading by an insider while in possession of material, non-public information;

ξTrading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

ξCommunicating material, non-public information to others.

B. ELEMENTS OF INSIDER 1. Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company (and any personnel of such company serving in similar functions). In addition, a person may be deemed an insider if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. Insiders may include, among others, a company’s attorneys, accountants, consultants, bank lending officers, members of a creditors committee, and the employees of such organizations. In addition, Altrinsic may become an insider of a company it advises or for which it performs otherservices.

2.What is Material Information?

Trading on non-public information is not a basis for liability unless the information is material. Material information generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Supervised Persons should consider material includes, but is not limited to:

ξEarnings information;

ξMergers, acquisitions, tender offers, joint ventures or changes in assets;

ξNew products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);

ξChange in auditors or auditor notification that the issuer may no longer rely on anauditor’s audit report;

ξEvents regarding the issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities);

ξBankruptcies or receiverships; or

ξInformation concerning a proposed private offering (private investment in public equity(“PIPE”).

Material information does not have to relate directly to a company’s operations. Forexample, in Carpenter v. U.S, 18 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal (“WSJ”) reporter was found criminally liable fordisclosing to others the dates that reports on various companies would appear in the WSJ and whether those reports would be favorable.

3.What is Non-Public Information?

Information is non-public until it has been effectively disseminated to the market place. For example, information found in a report filed with the SEC, a court docket, or appearing on the Internet, in Bloomberg, Dow Jones, Thomson/Reuters Economic Services, the WSJ or other publications of general circulation would be considered public. Altrinsic employees should seek specific guidance from the

Legal/Compliance group in situations where information concerning an issuer or its affiliated entities (e.g., subsidiaries), may not have been made available to the investment community as a whole but was made available to a group of institutional investors.

C.CIRCUMSTANCES IN WHICH YOU MAY OBTAIN MATERIAL, NON-PUBLIC INFORMATION

Material, non-public information may be obtained in a variety of situations. For example, a person might inadvertently obtain material, non-public information through:

ξMeetings with company representatives such as “one-on-one” or other discussions with company executives such as directors;

ξServing as a director of a company;

ξParticipation in industry meetings;

ξDiscussions with industry experts or insider employees;

ξInteraction with third-party service providers such as legal, banking, brokerage, administrative and printing firms;

ξFamily or personal relationships with insiders or others in the financial services industry;

ξParticipation on creditor committees;

ξBrokerage relationships providing invitations and access to “PIPE” transactions;

ξThe ownership of debt and equity securities of the same issuer;

ξInteractions with clients who are corporate insiders; or

ξInteraction with other persons in the financial services industry.

This list is not exhaustive and material, non-public information may be obtained through other means.

D.ESTABLISHING INSIDER TRADING LIABILITY

There are two main theories with respect to establishing insider trading liability, the Fiduciary Duty Theory and Misappropriation Theory.

1.Fiduciary Duty Theory

Insider trading liability is established when trading while in possession of material, non-public information about a public issuer of securities that was obtained in breach of a fiduciary duty or other relationship of trust and confidence. There are alternative theories under which non-insiderscan acquire the fiduciary duties of the insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants) or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

2.Misappropriation Theory

Insider trading liability is also established when trading occurs on material, non-public information that was stolen or misappropriated from any other person in breach of a duty owed to the source of the information, by defrauding such person of the exclusive use of such information. For example, in US v O’Hagan, 117 S. Ct. 2199 (1997), the Supreme Court found that an attorney misappropriated information from his law firm and its client when he traded on knowledge of an imminent tender offer while representing the company planning to make the offer. Rather than premising liability on a direct fiduciary relationship between the company insider and the attorney, the Court based misappropriation liability on the attorney’s deception of those who entrusted him with access to confidential information. The misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

E.PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material, non-public information are severe - both for individuals involved in such unlawful conduct and their employers. A person can be subject to someor all of the penalties below even if he or she does not personally benefit from the violation. Civil penalties include, but are not limited to:

ξCivil injunctions;

ξTreble damages;

ξDisgorgement of profits;

ξFines for the person who committed the violation of up to three times the profit gains or loss avoided, whether or not the person actually benefitted;

ξFines for the employer or other controlling person of up to the greater of $1 MM or threetimes the amount of the profit gains or loss avoided, if the employer either fails to maintain compliance procedures or fails to take appropriate steps to prevent the likely commissionof acts constituting a violation; and

ξProhibition (which may be permanent) from any business or venture which relates directly or indirectly to securities, including investment management; and

ξCriminal penalties.

F. PROCEDURES TO IMPLEMENT ALTRINSIC’S POLICY AGAINST INSIDER TRADING

Every Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and/or criminal penalties. If you have any questions about these procedures, you should consult with Compliance.

1.Steps to Take if in Possession of Material, Non-Public Information.

Before trading in the securities of a company about which you may have potential inside information, ask yourself the following questions:

a.Is the information material? Is this information that an investor would consider important in making his or her investment decisions (e.g., whether the investor should buy, sell or hold a security)? Is this information that would substantially affect the market price of the securities if generally disclosed?

b.Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, WSJ, Bloomberg or other publications of general circulation? Remember that information that has been communicated to a relatively large group of sophisticated investors does not by itself mean that information is public (e.g., large group of potential bank debt or other investors during an invitation only meeting). 10

If after consideration of the above, you believe that the information in your possession is material and non-public, or if you have questions as to whether the information is material and non- public, you should take the following steps:

ξReport the matter immediately to Compliance;

ξDo not purchase or sell the securities on behalf of yourself or others, including client or investor accounts managed by Altrinsic; and

ξDo not communicate the information inside or outside Altrinsic (including to existing or prospective clients) other than Compliance.

After Compliance has reviewed the issue and consulted with counsel as appropriate, you will be instructed to continue the prohibitions against trading and communication or you will be allowed to trade and communicate based on the information.

2.Restricting Access to Material Non-Public Information.

Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within Altrinsic, except as provided above. All employees should take appropriate measures to prevent the flow of such material, non-public information from personnel of Altrinsic to others within the organization to the extent possible. Such measures may include, but are not limited to:

ξSealing files containing material, non-public information;

ξPhysically isolating from other personnel of Altrinsic the person or persons who have orwho may be in receipt of material, non-public information; and

ξRestricting access to computer files containing material, non-public information.

3.Personal Securities Trading.

Altrinsic’s Code contains restrictions on the personal securities trading of Access Persons. A personal securities transaction that would otherwise be permissible under the Code is not permissible under this policy if the Access Person is in possession of material, non-public information.

4.Recordkeeping.

Compliance shall prepare and retain a written report detailing any matter reported in accordance with this Code and the resolution thereof.

VI. RECORDKEEPING

Compliance shall maintain records in the manner and extent set forth below, and theserecords shall be available for examination by representatives of the SEC upon request:

ξA copy of the Code which is, or at any time within the past five (5) years has been, in effect shall be preserved in an easily accessible place;

ξA record of any violation of the Code and of any action taken as a result of such violation shall be preserved for a period of not less than five (5) years following the end of the fiscal yearin which the violation occurs, the first two years in an easily accessible place;

ξA copy of (i) each written acknowledgement of receipt of the Code for each person who is currently, or within the past five (5) years was, a Supervised Person and (ii) each report made by an Access Person pursuant to the Code, and any brokerage or account statements shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which the last entry was made on such record, the first two (2) years in an easily accessibleplace;

ξA list of all Access Persons who are required, or within the past five (5) years were required, to make reports under the Code, and all persons who are responsible for reviewing such reports pursuant to the Code shall be maintained in an easily accessible place;

ξA copy of any report furnished to the Board of any registered investment company to which Altrinsic provides advisory services pursuant to §VII below shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which the last entry was made on such record, the first two (2) years in an easily accessible place; and

ξA record of any decision and supporting reasons, as needed, for approving a pre-clearance request for at least five (5) years after the end of the fiscal year in which the approval is granted.

VII.	REPORTS TO THE BOARDS OF REGISTERED INVESTMENT COMPANIES

Upon request, Altrinsic will furnish to the Board of Directors or Trustees of anyregistered investment company (the “Board”) to which Altrinsic provides advisory or sub-advisory services a written report that:

ξDescribes any issues arising under this Code or procedures since the last report to theBoard, including but not limited to, information about material violations of the Code or procedures relating to the registered investment company and sanctions imposed in response to the material violations; and

ξCertifies that Altrinsic has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VIII. OVERSIGHT OF THE CODE OF ETHICS

Compliance is responsible for the oversight of this Code and for ensuring that all AccessPersons have a current version of it. Upon employment, Compliance will provide new Supervised Persons with a copy of the Code. Additionally, whenever there is a material change to the Code, but no less frequently than annually, Compliance shall distribute a copy of the Code to all Supervised Persons. All Supervised Persons will be required to acknowledge, in writing, receipt and understanding of the Code andaffirm that they will adhere to its requirements. A Policy Acknowledgement Form is attached (Attachment 8).

A.REVIEW OF TRANSACTIONS

Each Access Person’s personal account transactions in Reportable Securities will be reviewed no less frequently than quarterly. At the time pre-clearance is requested, all transactions will be compared to current or planned transactions in client accounts and against the Restricted List. On aquarterly basis, Compliance will review all transactions in Reportable Securities to ensure that the AccessPerson satisfied the pre-clearance requirements of this Code.

B.AUTHORITY TO EXEMPT TRANSACTIONS

Compliance has the authority to exempt any Supervised Person or any personal securities transactions in Reportable Securities from any or all of the provisions of this Code if Compliance determines that such exemption would not be against any client interests and is consistent with Altrinsic’s obligations under the Advisers and ’40 Acts. Compliance will prepare a writtenmemorandum of any exemption granted, describing the circumstances and reasons for theexemption.

C.SANCTIONS

Altrinsic’s executive management, with the advice of counsel, when appropriate, at their discretion, shall consider reports made to them by Compliance regarding violations of this Code and may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, fines, disgorgement of profits, suspension of trading privileges, suspension or termination of employment, and/or reporting the Access Person to the appropriate authorities who may impose criminal or civil penalties.

D.FORM ADV DISCLOSURE

Compliance shall ensure that Altrinsic’s Form ADV describes the Code, offers to provide a copy of the Code to any client or prospective client upon request, and provides such copy upon each request.

IX.	COMPLIANCE REVIEW

No less frequently than annually, Compliance shall review this Code and make necessary and appropriate changes due to changes in regulatory requirements and the business activities of Altrinsic.

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Effective:	June 1, 2025